Exhibit 99.1

NEWS

For Immediate Release

For additional information contact:

Marty Schwenner

Vice President, Chief Financial Officer

Magnetek, Inc.

262-703-4282

mschwenner@magnetek.com

Magnetek, Inc. Announces Intent to Divest

Telecom Power Systems Business

Menomonee Falls, Wis., April 22, 2008 — Magnetek, Inc. (“Magnetek” or “the Company”, NYSE: MAG) today announced that the Company will pursue the divestiture of its Telecom Power Systems business. This business represented approximately $16.0 million of Magnetek’s total sales of $103.8 million in fiscal 2007. The Company will focus its efforts on enhancing shareholder value through investment in and growth of its core power control and systems businesses, as well as strategic acquisitions in its product lines serving the material handling, elevator, and alternative energy industries. “Magnetek’s strategy is to focus on our core businesses where we have growth opportunities and a sustainable competitive advantage,” said Magnetek Chief Executive Officer, David Reiland. As previously announced, the Company made a recent acquisition of the assets and business of Enrange, LLC, Canonsburg, Pa., a wireless control manufacturer providing radio remote controls for the material handling, industrial, hydraulic and rock mining industries.

The Telecom Power Systems business is headquartered in the Company’s Menomonee Falls, Wisconsin facility and has a sales office in Dallas, Texas.

Beginning with the fourth fiscal quarter, the Company will account for the Telecom Power Systems business as a discontinued operation.

Magnetek, Inc. manufactures digital power and motion control systems used in material handling, people moving, communications and energy delivery. Headquartered in Menomonee Falls, Wis., in the greater Milwaukee area, Magnetek operates manufacturing facilities in Pittsburgh, Pa., and Mississauga, Ontario, Canada, as well as Menomonee Falls. For its fiscal year ended July 1, 2007, Magnetek’s revenues were $103.8 million. More information about Magnetek is available on its website at: http://www.magnetek.com.

N49 W13650 Campbell Drive     Menomonee Falls, WI  53051     262.783.3500     262.783.3510 Fax     www.magnetek.com

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s anticipated financial results for future periods, including the fiscal year ending June 29, 2008.  These forward-looking statements are based on the Company’s expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company’s control.  Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements.  These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, mining, communications and alternative energy markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the company’s ultimate costs of doing business exceed present estimates.  Other factors that could cause actual results to differ materially from expectations are described in the Company’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.